Exhibit 99.1

Contact Information:
April 21, 2010	Michael H. Shapiro
Vice President and Chief Financial Officer
414-643-3000

FOR IMMEDIATE RELEASE

RBS Global, Inc. and Rexnord LLC Receive Required Consents in Connection with Tender Offers and Consent Solicitations for Certain of their Outstanding Notes

Milwaukee, WI – April 21, 2010

Pursuant to their previously announced tender offers and consent solicitations, RBS Global, Inc. (“RBS Global”) and Rexnord LLC (“Rexnord” and, together with RBS Global, the “Companies”) received tenders and consents from the holders of (i) $794,142,000 aggregate principal amount, or approximately 99.89%, of their 9.50% Senior Unsecured Notes due 2014 (the “2006 9.50% Notes”), (ii) $196,257,000 aggregate principal amount, or approximately 99.99%, of their 9.50% Senior Unsecured Notes due 2014 (the “2009 9.50% Notes”) and (iii) $76,977,000 aggregate principal amount, or approximately 97.44%, of their 8.875% Senior Unsecured Notes due 2016 (the “8.875% Notes”, and, together with the 2006 9.50% Notes and the 2009 9.50% Notes, the “Notes”) by the expiration of the consent payment deadline, April 20, 2010 at 5:00 p.m., New York City time (the “Consent Date”). The consents received exceeded the number needed to approve the proposed amendments to each indenture (the “Proposed Amendments”) under which the Notes were issued (each an “Indenture” and collectively, the “Indentures”). The complete terms and conditions of the tender offers and consent solicitations for the Notes are detailed in the Companies’ Offer to Purchase and Consent Solicitation Statement dated April 7, 2010 and the related Consent and Letter of Transmittal (the “Tender Offer Documents”).

Under the terms of the tender offers, the Companies and the trustee under each Indenture have entered into supplemental indentures that will, once operative, effect the Proposed Amendments to each Indenture governing each series of the Notes. The Proposed Amendments will eliminate substantially all of the material restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions in the Indentures governing the Notes. The supplemental indentures will become operative upon acceptance of at least a majority in principal amount of Notes for payment by the Companies pursuant to the tender offers.

Each holder who validly tendered its Notes and delivered consents to the Proposed Amendments prior to the Consent Date will receive, if such Notes are accepted for purchase pursuant to the tender offers, the total consideration of (1) $1,060.00 per $1,000 principal amount of 2006 9.50% Notes or 2009 9.50% Notes tendered, which includes $1,000.00 as the tender offer consideration and $60.00 as a consent payment; and (2) $1,052.50 per $1,000 principal amount of 8.875% Notes tendered, which includes $1,000.00 as the tender offer consideration and $52.50 as a consent payment. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes.

Each tender offer is scheduled to expire at 12:00 midnight, New York City time, on May 4, 2010, unless extended or earlier terminated (the “Expiration Date”). Because the Consent Date has passed, tendered Notes may no longer be withdrawn and consents may no longer be revoked at any time, except to the extent that the Companies are required by law to provide additional withdrawal rights. Holders who validly tender their Notes and deliver their consents after the Consent Date will receive only the tender offer consideration and will not be entitled to receive a consent payment if such Notes are accepted for purchase pursuant to the tender offers.

Subject to satisfaction of the terms and conditions described in the Tender Offer Documents, the Companies may accept for purchase prior to the Expiration Date Notes tendered prior to the Consent Date.

All the conditions set forth in the Tender Offer Documents remain unchanged. If any of the conditions are not satisfied, the Companies may terminate the tender offers and return tendered Notes. The Companies have the right to waive any of the foregoing conditions with respect to the Notes of any or all series and to consummate any or all of the tender offers and the consent solicitations. In addition, the Companies have the right, in their sole discretion, to terminate the tender offers and/or the consent solicitations at any time, subject to applicable law.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offers and consent solicitations are being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

Credit Suisse Securities (USA) LLC is the Dealer Manager and Solicitation Agent for the tender offers and consent solicitations. Questions regarding the tender offers or consent solicitations may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 538-2147 (collect).

D.F. King & Co., Inc. is the Information Agent for the tender offers and consent solicitations. Requests for the Tender Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 290-6426 (for all others).

Neither of the Companies’ respective boards of directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offers and consent solicitations.

About RBS Global and Rexnord LLC

RBS Global is the parent company of Rexnord LLC. Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 5,700 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Companies can be found at www.rexnord.com and www.zurn.com.

Forward-Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Companies as of the date of the release, and the Companies assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Companies’ annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

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